News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS STRONG FIRST QUARTER 2021 RESULTS

Yardley, PA - April 19, 2021. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2021.

Highlights

•Earnings per share $1.57 versus $0.65 in 2020
•Adjusted earnings per share increased to $1.83 over the $1.13 in 2020
•Global beverage can volumes grew 8%; capacity expansion projects on schedule
•Solid food can demand
•Announced agreement to sell European Tinplate business
•Announces Investor Event

Net sales in the first quarter were $3,078 million compared to $2,757 million in the first quarter of 2020 reflecting increased sales unit volumes in all segments and favorable currency translation of $92 million.

Income from operations was $384 million in the first quarter compared to $246 million in the first quarter of 2020. Segment income was $433 million in the first quarter compared to $298 million in the prior year first quarter primarily due to increased sales unit volumes and $11 million of favorable currency translation. In addition, the results for European Food and the other segments in 2020 included unfavorable impacts of $18 million and $16 million, respectively, arising from the carryover of tinplate costs from the prior year end inventory.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s performance during the first quarter was excellent, as adjusted earnings per share and segment income grew 62% and 45%, respectively, from prior year results. Each of our global businesses executed well both commercially and operationally in the face of the challenges posed by the continuing pandemic. Beverage can volumes were strong across all global regions, led by North America, as consumers and customers alike continue to increasingly prefer the infinitely recyclable aluminum can over other packaging options. Transit Packaging, having successfully implemented several cost reduction initiatives, exceeded our expectations and is well positioned for continuing improvement as global manufacturing activity further accelerates.

“On April 8th the Company announced an agreement to sell its European Tinplate business, which is comprised of 44 manufacturing facilities in Europe, the Middle East and Africa that produce food cans and ends, aerosol cans, metal closures and promotional packaging for various consumer brands. We are very pleased that the business will have a strong owner in KPS Capital Partners to support future profitable growth and innovation initiatives. Net proceeds from the transaction will be used for debt reduction, beverage can capital projects and share repurchases over time.

“To meet accelerating demand for beverage cans, which now account for approximately 75% of our income from operations, the Company is implementing several capacity expansion projects globally, which include both the construction of new plants and the addition of production lines to existing facilities. Between 2020 and the end of 2022, we expect to add 15 billion units of annual capacity to the 2019 base of 70 billion units. During 2021, we will be commercializing approximately 6 billion units of annual capacity with projects including a new, two-line facility in Bowling Green, Kentucky and a new one-line plant in Vung Tau, Vietnam as well as additional production lines in Olympia, Washington and Rio Verde, Brazil.”

Interest expense was $71 million in the first quarter of 2021 compared to $80 million in 2020 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the first quarter was $211 million compared to $88 million in the first quarter of 2020. Reported diluted earnings per share were $1.57 in the first quarter of 2021 compared to $0.65 in 2020. Adjusted diluted earnings per share increased to $1.83 over the $1.13 in 2020.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Outlook
The Company currently expects second quarter adjusted earnings to be in the range of $1.70 to $1.80 per share. This guidance includes the results of the European Tinplate operations, which will be reported as discontinued operations beginning with the second quarter results.

The Company’s full year adjusted earnings guidance of $6.60 to $6.80 per share is consistent with its previous guidance, as the assumed dilution from the sale of the European Tinplate business in the third quarter is expected to be offset by improved performance in the remaining operations.

Investor Event
The Company will present to the investment community on Thursday, May 27, 2021 during its virtual investor day. Crown senior management will discuss trends, opportunities and key metrics of the Company followed by a question and answer session. Additional information will be provided in a future communication.
Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the second quarter and full year of 2021 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 20, 2021 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 27. The telephone numbers for the replay are 203-369-3560 or toll free 800-879-1876.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2021, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; the Company’s ability to close the European Tinplate sale in the third quarter of 2021, or at all, and the impact of the transaction on the Company’s earnings; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$3,078	$2,757

Cost of products sold	2,401	2,220
Depreciation and amortization	127	122
Selling and administrative expense	164	162
Restructuring and other	2	7
Income from operations (1)	384	246

Pension settlements and curtailments		37
Other pension and postretirement	(1)	(6)
Foreign exchange	(2)	(12)
Earnings before interest and taxes	387	227
Interest expense	71	80
Interest income	(2)	(4)
Income before income taxes	318	151
Provision for income taxes	75	38
Equity earnings	2	1
Net income	245	114
Net income attributable to noncontrolling interests	(34)	(26)
Net income attributable to Crown Holdings	$211	$88

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.58	$0.66
Diluted	$1.57	$0.65

Weighted average common shares outstanding:
Basic	133,616,057	134,082,846
Diluted	134,612,182	135,044,981
Actual common shares outstanding at quarter end	134,909,337	134,654,046

(1) Reconciliation from income from operations to segment income follows.
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended March 31,
	2021	2020
Income from operations	$384	$246
Intangibles amortization	47	45
Restructuring and other	2	7
Segment income	$433	$298

Segment Information

	Three Months Ended March 31,
Net Sales	2021	2020
Americas Beverage	$993	$871
European Beverage	389	346
European Food	460	402
Asia Pacific	331	301
Transit Packaging	557	522
Total reportable segments	2,730	2,442
Other segments (1)	348	315
Total net sales	$3,078	$2,757

Segment Income
Americas Beverage	$188	$134
European Beverage	62	39
European Food	63	33
Asia Pacific	52	45
Transit Packaging	70	66
Total reportable segments	435	317
Other segments (1)	37	19
Corporate and other unallocated items	(39)	(38)
Total segment income	$433	$298

(1) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and beverage tooling and equipment operations in the U.S. and United Kingdom.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2021		2020
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$221	$1.57	$88	$0.65
Intangibles amortization (1)	47	0.35	45	0.33
Restructuring and other (2)	2	0.01	7	0.05
Pension settlements and curtailments (3)			37	0.28
Income taxes (4)	(14)	(0.10)	(24)	(0.18)
Adjusted net income/diluted earnings per share	$256	$1.83	$153	$1.13

Effective tax rate as reported	23.6%		25.2%

Adjusted effective tax rate	24.3%		25.8%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the first quarters of 2021 and 2020, the Company recorded charges of $47 million ($36 million net of tax) and $45 million ($34 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the first quarters of 2021 and 2020, the Company recorded net restructuring and other charges of $2 million ($2 million of tax) and $7 million ($5 million net of tax) primarily related to business reorganization activities.
(3)In the first quarter of 2020, the Company recorded charges of $37 million ($30 million net of tax) arising from pension plan settlements.

(4)In the first quarters of 2021 and 2020, the Company recorded income tax benefits of $11 million and $20 million related to the items described above. Also in the first quarters of 2021 and 2020, the Company recorded tax benefits of $3 million and $4 million related to tax law changes in India.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2021	2020
Assets
Current assets
Cash and cash equivalents	$588	$765
Receivables, net	1,868	1,554
Inventories	1,817	1,668
Prepaid expenses and other current assets	330	263
Total current assets	4,603	4,250

Goodwill and intangible assets, net	6,280	6,142
Property, plant and equipment, net	4,190	3,752
Other non-current assets	1,107	1,389
Total	$16,180	$15,533

Liabilities and equity
Current liabilities
Short-term debt	$80	$100
Current maturities of long-term debt	82	78
Accounts payable and accrued liabilities	3,594	3,060
Total current liabilities	3,756	3,238

Long-term debt, excluding current maturities	7,875	8,631
Other non-current liabilities	1,741	1,611

Noncontrolling interests	431	389
Crown Holdings shareholders' equity	2,377	1,664
Total equity	2,808	2,053
Total	$16,180	$15,533

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2021	2020

Cash flows from operating activities
Net income	$245	$114
Depreciation and amortization	127	122
Restructuring and other	2	7
Pension expense	12	43
Pension contributions	(5)	(5)
Stock-based compensation	11	10
Working capital changes and other	(777)	(898)
Net cash used for operating activities (1)	(385)	(607)
Cash flows from investing activities
Capital expenditures	(135)	(110)
Proceeds from sale of assets	2
Other	13	14
Net cash used for investing activities	(120)	(96)
Cash flows from financing activities
Net change in debt	(3)	953
Dividends paid to stockholders	(27)
Common stock repurchased	(12)	(57)
Dividends paid to noncontrolling interests	(9)	(11)
Other, net	(4)	(3)
Net cash provided by/(used for) financing activities	(55)	882

Effect of exchange rate changes on cash and cash equivalents	(11)	(21)

Net change in cash and cash equivalents	(571)	158
Cash and cash equivalents at January 1	1,238	663

Cash and cash equivalents at March 31 (2)	$667	$821

(1)Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2021 and 2020 follows.

(2)Cash and cash equivalents includes $79 and $56 of restricted cash at March 31, 2021 and 2020.

Three months ended March 31,	2021	2020
Net cash used for operating activities	$(385)	$(607)
Interest included in investing activities (3)	13	14
Capital expenditures	(135)	(110)
Adjusted free cash flow	$(507)	$(703)

(3) Interest benefit of cross currency swaps included in investing activities.
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment - Favorable/(Unfavorable) (1)

	Three Months Ended March 31, 2021
	Net Sales	Segment Income
Americas Beverage	$4
European Beverage	21	$2
European Food	36	5
Asia Pacific	6	1
Transit Packaging	17	3
Corporate and Other	8
	$92	$11

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA

				Twelve Months	Twelve Months
				Ended	Ended
	Q1 2021	Q1 2020	Full Year 2020	March 31, 2021	March 31, 2020
Income from operations	$384	$246	$1,264	$1,402	$1,180
Add:
Intangibles amortization	47	45	180	182	182
Restructuring and other	2	7	34	29	2
Segment income	433	298	1,478	1,613	1,364
Depreciation	80	77	301	304	308
Adjusted EBITDA	$513	$375	$1,779	$1,917	$1,672

Total debt			$8,211	$8,037	$8,809
Less cash			(1,173)	(588)	(765)
Net debt			7,038	7,449	8,044

Adjusted net leverage ratio			4.0x	3.9x	4.8x
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